Exhibit 15.2

E-Home Household Service Holdings Limited

E-Home, 18/F, East Tower, Building B

Dongbai Center, Yangqiao Road

Gulou District, Fuzhou, Fujian

People’s Republic of China

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-265214), and Form F-3 (No. 333-259464) of E-Home Household Service Holdings Limited of our report dated on November 4, 2022, regarding the consolidated financial statements for the years ended June 30, 2022 and 2021, and the related consolidated statements of operations and other comprehensive income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended June 30, 2022, which appears in this Registration Statements on Form 20-F, with the Securities and Exchange Commission.

TPS Thayer, LLC

Sugar Land, Texas

November 4, 2022